UNITED STATES
SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Aecom Technology Corporation

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

00766T100

(CUSIP Number)

December 31, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Special Situations Fund LP

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Special Situations Overseas Master Fund Ltd.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) CO

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Special Situations Overseas Benefit Plan Fund Ltd.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) CO

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Credit Opportunities Fund (Helios), L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization Cayman Islands, British West Indies

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Capital Partners LP

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IA; PN

CUSIP No. 00766T100

(1)	Names of Reporting Persons Bennett J. Goodman

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 00766T100

(1)	Names of Reporting Persons J. Albert Smith III

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 00766T100

(1)	Names of Reporting Persons Douglas I. Ostrover

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 00766T100

(1)	Names of Reporting Persons GSO Advisor Holdings L.L.C.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 00766T100

(1)	Names of Reporting Persons Blackstone Holdings I L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 00766T100

(1)	Names of Reporting Persons Blackstone Holdings I/II GP Inc.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) CO

CUSIP No. 00766T100

(1)	Names of Reporting Persons The Blackstone Group L.P.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) PN

CUSIP No. 00766T100

(1)	Names of Reporting Persons Blackstone Group Management L.L.C.

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization State of Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) OO

CUSIP No. 00766T100

(1)	Names of Reporting Persons Stephen A. Schwarzman

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 00766T100

(1)	Names of Reporting Persons Peter G. Peterson

(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☐
(b) ☒

(3)	SEC Use Only

(4)	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power -0-

(6) Shared Voting Power -0-

(7) Sole Dispositive Power -0-

(8) Shared Dispositive Power -0-

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

(11)	Percent of Class Represented by Amount in Row (9) 0%

(12)	Type of Reporting Person (See Instructions) IN

CUSIP No. 00766T100

Item 1.
(a)	Name of Issuer: Aecom Technology Corporation (the “Company”)
(b)	Address of Issuer’s Principal Executive Offices: 555 South Flower Street, Suite 3700 Los Angeles, California 90071

Item 2.
Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office
Item 2(c).

Citizenship
GSO SPECIAL SITUATIONS FUND LP

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  State of Delaware

GSO SPECIAL SITUATIONS OVERSEAS FUND LTD.

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  Cayman Islands, British West Indies

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  Cayman Islands, British West Indies

GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  Cayman Islands, British West Indies

CUSIP No. 00766T100

GSO CAPITAL PARTNERS LP

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  State of Delaware

BENNETT J. GOODMAN

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  United States

J. ALBERT SMITH III

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  United States

DOUGLAS I. OSTROVER

c/o GSO Capital Partners LP

280 Park Avenue, 11th Floor

New York, NY 10017

Citizenship:  United States

GSO ADVISOR HOLDINGS. L.L.C.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  State of Delaware

BLACKSTONE HOLDINGS I L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  State of Delaware

BLACKSTONE HOLDINGS I/II GP INC.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  State of Delaware

THE BLACKSTONE GROUP L.P.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  State of Delaware

CUSIP No. 00766T100

BLACKSTONE GROUP MANAGEMENT L.L.C.

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  State of Delaware

STEPHEN A. SCHWARZMAN

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  United States

PETER G. PETERSON

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Citizenship:  United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Stephen A. Schwarzman and Peter G. Peterson were controlling shareholders of Blackstone Group Management L.L.C. and in that capacity, directed its operations.  Blackstone Group Management L.L.C. was the general partner of The Blackstone Group L.P., and in that capacity directed its operations.  The Blackstone Group L.P. was the controlling shareholder of Blackstone Holdings I/II GP Inc., and in that capacity, directed its operations.  Blackstone Holdings I/II GP Inc. was the general partner of Blackstone Holdings I L.P., and in that capacity, directed its operations.  Blackstone Holdings I L.P. was the sole member of GSO Advisor Holdings L.L.C., and in that capacity, directed its operations.  GSO Advisor Holdings L.L.C. was the general partner of GSO Capital Partners LP, and in that capacity directed its operations.  GSO Capital Partners LP was the investment manager of each of GSO Special Situations Fund LP, GSO Special Situations Overseas Master Fund Ltd., GSO Special Situations Overseas Benefit Plan Fund Ltd. and GSO Credit Opportunities Fund (Helios), L.P., and in that respect held discretionary investment authority for each of them. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have had shared voting and dispositive power with respect to previously reported shares of Common Stock (as defined below).

Item 2(d).	Title of Class of Securities: Common Stock, $0.01 par value per share (the “Common Stock”)
Item 2(e).	CUSIP Number: 00766T100

CUSIP No. 00766T100

Item 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act,
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
	(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
	(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
	(e)	☐	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
	(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),
	(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),
	(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
	(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
	(a)	Amount beneficially owned: As of the date of this filing, none of the Reporting Persons beneficially own any shares of Common Stock of the Company.
	(b)	Percent of class: 0%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0

CUSIP No. 00766T100

(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

As of the date hereof, none of the Reporting Persons beneficially owns any shares of Common Stock of the Company and each has ceased to be a Reporting Person with respect to the shares of Common Stock of the Company:  ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not Applicable.

Item 8.	Identification and Classification of Members of the Group.
See Item 2(a), 2(b), 2(c).

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certification.

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00766T100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2009

GSO SPECIAL SITUATIONS FUND LP		GSO SPECIAL SITUATIONS OVERSEAS FUND LP

By:	GSO Capital Partners LP
	its Investment Manager	By:	GSO Capital Partners LP
its Investment Manager

By:	/s/ George Fan
		By:	/s/ George Fan
Name:	George Fan
Title:	Chief Legal Officer/Chief Compliance	Name:	George Fan
	Officer	Title:	Chief Legal Officer/Chief Compliance
Officer

GSO SPECIAL SITUATIONS OVERSEAS BENEFIT PLAN FUND LTD.		GSO CREDIT OPPORTUNITIES FUND (HELIOS), L.P.

By:	GSO Capital Partners LP	By:	GSO Capital Partners LP
	its Investment Manager		its Investment Manager

By:	/s/ George Fan	By:	/s/ George Fan

Name:	George Fan	Name:	George Fan
Title:	Chief Legal Officer/Chief Compliance	Title:	Chief Legal Officer/Chief Compliance
	Officer		Officer

GSO CAPITAL PARTNERS LP		GSO ADVISOR HOLDINGS I L.P.

By:	/s/ George Fan	By:	/s/ Robert L Friedman

Name:	George Fan	Name:	Robert L. Friedman
Title:	Chief Legal Officer/Chief Compliance	Title:	Authorized Person
Officer

CUSIP No. 00766T100

BLACKSTONE HOLDINGS I/II GP INC.		BLACKSTONE GROUP MANAGEMENT L.L.C.
By:	/s/ Robert L. Friedman
		By:	/s/ Robert L. Friedman
Name:	Robert L. Friedman
Title:	Authorized Person	Name:	Robert L. Friedman
		Title:	Authorized Person

THE BLACKSTONE GROUP L.P.		BLACKSTONE HOLDINGS I L.P.

By:	/s/ Robert L. Friedman	By:	/s/ Robert L. Friedman

Name:	Robert L. Friedman	Name:	Robert L. Friedman
Title:	Authorized Person	Title:	Attorney-in-Fact

/s/ Stephen A. Schwarzman		/s/ Peter G. Peterson

STEPHEN A. SCHWARZMAN		PETER G. PETERSON

BENNETT J. GOODMAN		J. ALBERT SMITH III

By:	/s/ George Fan	By:	/s/ George Fan

Name:	George Fan	Name:	George Fan
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

DOUGLAS I. OSTROVER

By:	/s/ George Fan

Name:	George Fan
Title:	Attorney-in-Fact